Exhibit 10.9

Alto Ingredients, Inc.

EMPLOYMENT AGREEMENT

for

AUSTE M. GRAHAM

This Employment Agreement (“Agreement”) by and between Auste M. Graham (“Executive”) and Alto Ingredients, Inc. (the “Company”) (collectively, the “Parties”) is effective as of the last date signed by the Parties.

Whereas, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for her services; and

Whereas, Executive wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits; and

Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

Employment by the Company.

1.1 Position. Subject to terms and conditions set forth herein, the Company agrees to employ Executive in the position of Vice President, General Counsel and Executive hereby accepts such employment. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company.

1.2 Duties and Location. Executive shall perform such duties as are customarily associated with Executive’s then current title. Executive’s primary office location shall be a location mutually acceptable to both the Executive and the Company. The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time as agreed to by Executive, and to require reasonable business travel.

1.3 Policies and Procedures. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. Compensation.

2.1 Salary. For services to be rendered hereunder, Executive shall receive a bi-weekly salary of $12,500.00, approximately $325,000.00 on an annualized basis (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule. Executive’s Base Salary shall be reviewed annually and may be increased as approved by the Company’s Board of Directors (the “Board”) in its sole discretion.

1.

2.2 Short Term Incentive. Executive shall be entitled to participate in the Company’s Short Term Incentive plan (“STI”) with a payout target of fifty percent (50%) of Executive’s Base Salary. The structure of the STI from time to time, whether any STI payout will be awarded, and the amount of the STI awarded to Executive, shall be in the discretion of the Compensation Committee of the Board. Since the STI award is intended both to reward past Company and Executive performance and to provide an incentive for Executive to remain with the Company, Executive must remain an active employee through the date that any such STI award is paid in order to be entitled to receive any such award, except as otherwise provided in Section 5.2. Executive will not be paid any STI award (including a prorated award) if Executive’s employment terminates for any reason before the STI is paid to her, except as otherwise provided in Section 5.2. Any earned STI shall be paid, if at all, not later than March 15th of the year following the calendar year as to which performance was measured.

2.3 Executive Benefits, Long Term Incentive Compensation, and Other Compensation Plans and Programs. Executive shall be entitled to participate in such of the Company’s benefit and deferred compensation plans and programs as may be made available to employees of the Company, including, without limitation, the Company’s Long Term Incentive Plan (“LTI”), subject in each case to: (i) the generally applicable terms and conditions of the applicable plan or program and to the determinations of the Board or other person administering such plan or program, (ii) determinations by the Board or any such person as to whether and to what extent Executive shall so participate or cease to participate, and (iii) amendment, modification or termination of any such plan or program in the sole and absolute discretion of the Board. The current target value of the Executive’s annual LTI grant is $215,000. In Executive’s position as Vice President, Executive does not accrue paid time off or “YTO” hours. Executive is responsible for managing her time away from work with the approval of her manager, and Executive is expected to ensure the amount of time away from work is reasonable and done in a manner that minimizes any disruption to the achievement of Executive’s job duties.

2.4 Signing Incentives. Executive will receive a lump-sum signing bonus in the amount of $100,000 (gross), subject to the condition stated below. This bonus will be paid (net of standard payroll deductions and withholdings) as soon as administratively feasible following Executive’s first day of employment (the “Start Date”). The signing bonus is conditioned on Executive remaining employed by the Company for a year. Consequently, Executive will be obligated to repay the bonus in full in the event Executive resigns for any reason or is terminated for Cause within twelve (12) months of the Start Date. The Company reserves the right to recoup the signing bonus by setoff against Executive’s salary or other amounts otherwise owed Executive. In addition, Executive will receive a one-time grant of 20,000 shares of restricted stock, which will vest annually in three (3) equal installments beginning on April 1, 2022. Executive will receive the LTI described above in addition to this one-time grant.

2.

3. Confidential Information Obligations.

3.1 Confidential Information Agreement. As a condition of employment, Executive agrees to execute and abide by the Employee Confidential Information and Inventions Agreement attached hereto as Exhibit A.

3.2 Third Party Agreements and Information. Executive represents and warrants that Executive’s employment by the Company will not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, which would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information which is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

4. Outside Activities During Employment.

4.1 Non-Company Business. Except with the prior written consent of the Chief Executive Officer, Executive will not during the term of Executive’s employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may also engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

4.2 No Adverse Interests. Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by her to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise, except as a passive investor in mutual or exchange traded funds.

5. Termination Of Employment.

5.1 At-Will Relationship. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause or advance notice.

5.2 Termination without Cause; Resignation for Good Reason. If, at any time, the Company terminates Executive’s employment without Cause (as defined herein), or Executive resigns with Good Reason (as defined herein), and, within sixty (60) days after the Executive’s Separation Date (as defined below), Executive executes and delivers the Separation Date Release of all claims set forth as Exhibit B hereto and allows such release to become effective without revoking same, then the Company will provide Executive with the following severance benefits (notwithstanding the foregoing, if any of the following severance benefits are subject to Section 409A (as defined below) and the sixty (60)-day period for executing the release and it becoming effective spans more than one calendar year, none of such severance benefits may be paid or delivered until the subsequent calendar year):

(a) Cash Severance.

(i) Qualifying Termination. Except as otherwise set forth in Section 5.2(a)(ii), in the event the Company terminates Executive’s employment without Cause, or Executive resigns with Good Reason, other than in anticipation of, or on or within twenty-four (24) months after, a Change in Control (as defined below), the Company shall pay Executive severance in an amount equal to the sum of (A) twelve (12) months of Executive’s Base Salary in effect on Executive’s last day of employment (the “Separation Date”); and (B) 100% of the total target STI award contemplated by the Company’s STI in effect on the Separation Date.

3.

(ii) Change in Control. Notwithstanding Section 5.2(a)(i), in the event the Company terminates Executive’s employment without Cause, or Executive resigns with Good Reason, in anticipation of, or on or within twenty-four (24) months after, a Change in Control, then the Company shall pay Executive severance in an amount equal to the sum of (C) twenty-four (24) months of Executive’s Base Salary in effect on the Separation Date; and (D) 200% of the total target STI award contemplated by the Company’s STI in effect on the Separation Date. For purposes of this Agreement, the Company will be deemed to have terminated Executive’s employment without Cause, and Executive will be deemed to have resigned for Good Reason, in each case “in anticipation of” a Change in Control if Executive’s employment terminates (i) prior to the Change in Control and (ii) during any period in which the Company has (A) initiated a transaction process or is engaged in substantive discussions with a third party about a specific transaction that, if consummated, would result in a Change in Control (and before the complete abandonment of such discussions without the transaction being consummated), or (B) become a party to a definitive agreement to consummate a transaction that would result in a Change in Control (and before the complete termination of such agreement without the transaction being consummated).

(iii) Payment. The cash severance shall be paid in a single lump sum (subject to standard deductions and witholdings) as soon as administratively practicable after the effective date of the release of claims described in Section 5.2 (except as otherwise set forth above) but in no event later than the 15th day of the third month immediately following the end of the calendar year in which Executive’s Separation Date occurs (subject to standard deductions and withholdings).

(b) Continued Health Insurance Coverage. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s then-current group health insurance policies, Executive may be eligible to continue Executive’s then-current group health insurance benefits after termination of Employment. If eligible and if Executive timely elects continued health insurance coverage, in the event the Company terminates Executive’s employment without Cause, or Executive resigns with Good Reason, other than in anticipation of, or on or within twenty-four (24) months after, a Change in Control then the Company shall pay, on a monthly basis, the Company’s portion of any premiums necessary to provide such coverage for a period of twelve (12) months after the Executive’s Separation Date; provided, however, that no such premium payments shall be made following the effective date of Executive’s coverage by a medical, dental or vision insurance plan of a subsequent employer. Executive shall notify the Company immediately if he becomes covered by a medical, dental or vision insurance plan of a subsequent employer. Notwithstanding the foregoing, in the event the Company terminates Executive’s employment without Cause, or Executive resigns with Good Reason, in anticipation of, or within twenty-four (24) months on or after, a Change in Control, then (if eligible and coverage elected) the Company shall pay, on a monthly basis, the Company’s portion of any premiums necessary to provide such coverage for a period of twenty-four (24) months after the Executive’s Separation Date or, if earlier, until the termination of Executive’s eligibility for such COBRA or, if applicable, state insurance laws, coverage; provided, however, that no such premium payments shall be made following the effective date of Executive’s coverage by a medical, dental or vision insurance plan of a subsequent employer and Executive agrees to immediately notify the Company of any such coverage. In the event Executive is entitled to receive such coverage for a period of twenty-four (24) months after the Executive’s Separation Date but Executive’s right to such COBRA or, if applicable, state insurance laws, coverage expires in the ordinary course (and other than in connection with Executive’s coverage by a medical, dental or vision insurance plan of a subsequent employer or as the result of any action or inaction of Executive, such as but not limited to Executive’s failure to pay Executive’s portion of the premiums), then the Company shall pay, on a monthly basis, to Executive a cash payment (subject to standard deductions and withholdings) equal to the portion of the premiums the Company was paying prior to expiration of such coverage for each month after such coverage expires through twenty-four (24) months after the Executive’s Separation Date; provided, however, that no such cash payments shall be made following the effective date of Executive’s coverage by a medical, dental or vision insurance plan of a subsequent employer and Executive agrees to immediately notify the Company of any such coverage. Notwithstanding the foregoing, Executive’s receipt of any amounts under this subsection are contingent upon the release of claims described in Section 5.2, so Executive may pay such amounts during this period and the Company will reimburse such amounts as soon as administratively practicable after the effective date of the release of claims described in Section 5.2 (except as otherwise set forth above) but in no event later than the 15th day of the third month immediately following the end of the calendar year in which Executive’s Separation Date occurs.

4.

(c) Accelerated Vesting. If Executive has been employed by the Company as of the Separation Date for one full year or longer, and the Company terminates Executive’s employment without Cause, or Executive resigns with Good Reason, other than in anticipation of, or on or within twenty-four (24) months after, a Change in Control, then the Company will accelerate the vesting of any equity awards granted to Executive prior to Executive’s Separation Date such that twenty-five percent (25%) of all shares or options subject to such awards which are unvested as of the Executive’s Separation Date shall be accelerated and deemed fully vested as of the effective date of the release of claims described in Section 5.2 (except as otherwise set forth above); provided, however, that without the requirement that Executive be employed for one full year or longer, in the event the Company terminates Executive’s employment without Cause, or Executive resigns with Good Reason, in anticipation of, or within twenty-four (24) months after, a Change in Control, then the Company will accelerate the vesting of any equity awards granted to Executive prior to Executive’s employment termination such that one hundred percent (100%) of all shares or options subject to such awards which are unvested as of the Executive’s Separation Date shall be accelerated and deemed fully vested as of the effective date of the release of claims described in Section 5.2 (except as otherwise set forth above).

5.3 Termination for Cause; Resignation Without Good Reason. If the Company terminates Executive’s employment with the Company for Cause, or Executive resigns without Good Reason, then Executive will not be entitled to any further compensation from the Company (other than accrued salary through Executive’s last day of employment which will be paid in the ordinary course and any vested benefits under the Company’s benefit plans in which Executive participated prior to the Separation Date in accordance with the terms of such plans), including severance pay, pay in lieu of notice or any other such compensation.

5.4 Termination Due to Death or Disability.

(a) Death. Employee’s employment shall terminate immediately upon Employee’s death and Employee’s estate shall not be entitled to any further compensation from the Company (other than accrued salary through Employee’s last day of employment which will be paid in the ordinary course and any vested benefits under the Company’s benefit plans in which Employee participated prior to the Separation Date in accordance with the terms of such), including severance pay, pay in lieu of notice or any other such compensation; provided, however, that upon Employee’s death, the Company will accelerate the vesting of any equity awards granted to Employee prior to the Separation Date such that one hundred percent (100%) of all shares or options subject to such awards which are unvested as of the Separation Date shall be accelerated and deemed fully vested as of the Separation Date.

(b) Disability. If Employee is prevented from performing her duties as described in Section 1.1 of this Agreement by reason of any physical or mental incapacity, with or without reasonable accommodation, that results in Employee’s satisfaction of all requirements necessary to receive benefits under the Company’s long-term disability plan due to a total disability (“Disability”), then, to the extent permitted by law, the Company may terminate the employment of Employee and this Agreement at such time. In such an event, and if Employee or someone authorized to act on her behalf executes and delivers the Separation Date Release described in Section 5.2 and allows such release to become effective, then the Company shall pay Employee severance in a single lump sum equal to twelve (12) months of Employee’s Base Salary in effect on Employee’s Separation Date (subject to standard deductions and withholdings). This severance shall be paid on the Company’s first regular payroll schedule (subject to standard deductions and withholdings) after the effective date of the release of claims (or as otherwise set forth above in connection with such release as described above) but in no event later than the 15th day of the third month immediately following the end of the calendar year in which Employee’s Separation Date occurs. The severance benefits provided for in this Section 5.4 shall be reduced by any amounts expected to be paid to Employee in connection with any federal or state disability insurance payments or benefits, and any private insurance disability payments or benefits, to be provided to Employee within the twelve (12) months following Employee’s Separation Date. In the event of Employee’s Disability and if Employee or someone authorized to act on her behalf executes and delivers the Separation Date Release described in Section 5.2 and allows such release to become effective, , the Company will accelerate the vesting of any equity awards granted to Employee prior to the Separation Date such that one hundred percent (100%) of all shares or options subject to such awards which are unvested as of the Separation Date shall be accelerated and deemed fully vested as of the effectiveness of the Separation Date Release described in Section 5.2.

5.

5.5 Deferred Compensation. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.

It is intended that each installment of the Severance Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).

If Employee is a “specified employee” within the meaning of 409A(a)(2)(B)(i) of the Code, no Severance Benefit payments that are nonqualified deferred compensation subject to Section 409A and are triggered by a separation from service shall be paid until the later of six (6) months after Employee’s Separation Date or Employee’s death. All such payments will be accumulated and paid within thirty (30) days after the expiration of such delay period. However, it is intended that payments to Employee will be exempt from Section 409A under the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations and not likely to be delayed pursuant to this provision.

Notwithstanding any other payment schedule set forth in this Agreement, none of the Severance Benefits will be paid or otherwise delivered prior to the effective date of the Separation Date Release of all claims set forth as Exhibit B hereto. All amounts payable under the Agreement will be subject to standard payroll taxes and deductions. Notwithstanding any other provision of this Agreement, the Company shall not be liable to Employee or any other person if payments under this Agreement fail to be exempt from, or compliant with, Section 409A. Employee is solely responsible for the tax consequences of any payments hereunder.

6.

5.6 Limitation on Payments. In the event that the payments or other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either (a) delivered in full, or (b) delivered to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in payments or benefits constituting “parachute payments” is necessary pursuant to the foregoing provision, reduction shall occur pro rata in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s stock awards.

5.7 No Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer after the date of termination, or otherwise, except for health insurance benefits as set forth herein.

5.8 Definitions.

(a) For purposes of this Agreement, “Cause” shall mean any one or more of the following:

(i) Executive’s indictment or conviction of any felony or of any crime involving dishonesty;

(ii) Executive’s participation in any fraud or other act of willful misconduct against the Company (including any material breach of Company policy that causes or reasonably could cause harm to the Company);

(iii) Executive’s refusal to comply with any lawful directive of the Company;

(iv) Executive’s material breach of Executive’s fiduciary, statutory, contractual, or common law duties to the Company (including any material breach of this Agreement or the Confidential Information and Inventions Agreement); or

(v) Conduct by Executive which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve.

Provided, however, that in the event that any of the foregoing events is reasonably capable of being cured, the Company shall, within twenty (20) days after the discovery of such event, provide written notice to the Executive describing the nature of such event and Executive shall thereafter have ten (10) business days to cure such event.

7.

(b) For purposes of this Agreement, Executive shall have “Good Reason” for Executive’s resignation if: (w) any of the following occurs without Executive’s consent; (x) Executive notifies the Company in writing, within twenty (20) days after the occurrence of one of the following events that Executive intends to terminate her employment no earlier than thirty (30) days after providing such notice; (y) the Company does not cure such condition within thirty (30) days following its receipt of such notice or states unequivocally in writing that it does not intend to attempt to cure such condition, and (z) the Executive resigns from employment within thirty (30) days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so:

(i) the assignment to Executive of any duties or responsibilities which result in the material diminution of Executive’s authority, duties or responsibility; provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring corporation will not by itself result in a material diminution of Executive’s authority, duties or responsibility;

(ii) a material reduction by the Company in Executive’s annual base salary, except to the extent the base salaries of all other executive officers of the Company are accordingly reduced;

(iii) a relocation of Executive’s place of work, or the Company’s principal executive offices if Executive’s principal office is at such offices, to a location that increases Executive’s daily one-way commute by more than thirty-five (35) miles; or

(iv) any material breach by the Company of any material provision of this Agreement, including but not limited to Section 7.7.

(c) For purposes of this Agreement, “Change in Control” shall be deemed to have occurred if, in a single transaction or series of related transactions: (i) any person (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)), or persons acting as a group, other than a trustee or fiduciary holding securities under an employment benefit program, is or becomes a “beneficial owner” (as defined in Rule 13-3 under the Exchange Act), directly or indirectly of securities of the Company representing a majority (e.g., 50% plus one share) of the combined voting power of the Company, (ii) there is a merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, or (iii) all or substantially all of the Company’s assets are sold.

8.

6. Arbitration.

To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Peoria, Illinois, conducted by JAMS under the then applicable JAMS rules. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

7. General Provisions.

7.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at her address as listed on the Company payroll.

7.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

7.3 Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4 Complete Agreement. This Agreement, including Exhibits A, and B constitutes the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by the Executive and a duly authorized officer of the Company.

7.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of her duties hereunder and she may not assign any of her rights hereunder without the written consent of the Company, which shall not be withheld unreasonably. The Company shall obtain the assumption of this Agreement by any successor or assign of the Company.

7.8 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Illinois.

9.

In Witness Whereof, the parties have executed this Agreement.

Alto Ingredients, Inc.

By:	/s/ Michael D. Kandris
Michael D. Kandris
Chief Executive Officer

Date: February 1, 2022

Understood and Agreed:

Executive

/s/ Auste M. Graham
Auste M. Graham

Date: February 1, 2022

10.

Exhibit A

CONFIDENTIAL INFORMATION AND INVENTIONS AGREEMENT

Exhibit B

Separation Date Release

(To be signed and become effective on or within 60 days after the employment termination date.)

In exchange for the severance benefits to be provided to me by Alto Ingredients, Inc. (the “Company”) pursuant to the terms of my Employment Agreement (the “Agreement”), I hereby provide the following General Release of Claims (the “Release”). I understand that, on the last date of my employment with the Company, the Company will pay me any accrued salary to which I am entitled by law, regardless of whether I sign this Release, but I am not entitled to any severance benefits unless I sign and return this Release to the Company and I allow it to become effective.

I, for myself and my heirs, executors, representatives, administrators, agents and assigns (collectively, “Releasors” or “I”) irrevocably and unconditionally fully and forever waive, release and discharge the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates and assigns (collectively the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct or omissions occurring at any time prior to or at the time that I sign this Release.

This general release includes, but is not limited to: Any and all claims, demands, actions, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown (collectively, “Claims”), that Releasors may have or have ever had against the Released Parties, or any of them, by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter from the beginning of time up to and including the date of the my execution of this Agreement, including, but not limited to:

Any and all existing but not prospective claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act (ADEA), the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), the Illinois Human Rights Act (IHRA), the Right to Privacy in the Workplace Act, the Illinois Occupational Safety and Health Act, the Illinois Worker Adjustment and Retraining Notification Act, the Illinois One Day Rest in Seven Act, the Illinois Union Employee Health and Benefits Protection Act, the Illinois Employment Contract Act, the Illinois Labor Dispute Act, the Victims’ Economic Security and Safety Act, the Illinois Whistleblower Act, the Illinois Equal Pay Act, the Illinois Constitution, as well as any claims under local statutes and ordinances that may be legally waived and released, including the Cook County Human Rights Ordinance, the Chicago Human Rights Ordinance, all including any amendments and their respective implementing regulations, and any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

Any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation and severance that may be legally waived and released;

Any and all claims arising under tort, contract and quasi-contract law, including but not limited to claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and

Any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages and penalties.

However, this general release and waiver of claims excludes, and I do not waive, release or discharge: (A) any right to file an administrative charge or complaint with, or testify, assist or participate in an investigation, hearing or proceeding conducted by, the Equal Employment Opportunity Commission, or other similar federal or state administrative agencies, although I waive any right to monetary relief related to any filed charge or administrative complaint; (B) any right to make claims under the Illinois Workers’ Compensation Act, the Illinois Workers’ Occupational Disease Act, the Employee Credit Privacy Act, the Illinois Wage Payment and Collection Act, the Illinois Unemployment Insurance Act, and any claims that cannot be waived by law, such as claims for unemployment benefit rights and workers’ compensation; and (C) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised by this writing that: (1) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (2) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (3) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it earlier); (4) I have seven (7) days following the date I sign this Release to revoke it by providing written notice of revocation to the Company’s Chief Financial Officer; and (5) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date I sign it provided that I do not revoke it (the “Effective Date”).

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.

I hereby represent that I have been paid all compensation owed for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, including, but not limited to, the Family and Medical Leave Act, the Illinois Human Rights Act, or otherwise, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I further agree and covenant: (1) not at any time to make, publish or communicate to any person or entity or in any public forum any defamatory, maliciously false or disparaging remarks, comments or statements concerning the Company, its parent, or its or their officers, directors, employees, shareholders, affiliates and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation (although I may respond accurately and fully to any question, inquiry or request for information as required by legal process); (2) not to voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents; and (3) to reasonably cooperate with the Company, by voluntarily (without legal compulsion) providing accurate and complete information, in connection with the Company’s actual or contemplated defense, prosecution or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts or failures to act that occurred during the period of my employment by the Company.

By:
	Auste M. Graham	Date